Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SG Blocks, Inc. on Post-Effective Amendment No. 1 to Form S-1 of our report dated March 30, 2012 (except for Note 2, as to which the date is April 18, 2012), with respect to our audits of the consolidated financial statements of SG Blocks, Inc. as of December 31, 2011 and 2010 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, New York
April 18, 2012